Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-180899 to the incorporation by reference in this Form S-3 of our reports dated March 8, 2012 relating to the consolidated financial statements and related financial statement schedules of AXA Equitable Life Insurance Company (the “Company”), which reports appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 which is incorporated by reference in the Prospectus, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the adoption of the accounting standard relating to acquisition costs associated with acquiring or renewing insurance contracts discussed in Note 2, as to which the date is August 29, 2012, relating to the consolidated financial statements and financial statement schedules, which appears in AXA Equitable Life Insurance Company’s Current Report on Form 8-K dated August 29, 2012. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 29, 2012